NOTIFICATION  OF  THE  REMOVAL  FROM  LISTING  AND REGISTRATION OF THE STATED
SECURITIES

The American Stock Exchange LLC hereby notifies  the  SEC of its intention to
remove   the  entire  class  of  the  stated  securities  from  listing   and
registration on the Exchange at the opening of business on August 6, 2009 pursuant to the provisions of Rule 12d2-2 (a). 17CFR240.12d2-2(a)(4)

The removal of KBL HEALTHCARE ACQUISITION CORP. III Common Stock Purchase Warrants is being effected because the Exchange knows or is reliably informed that at the close of business on July 24, 2009 all rights pertaining to the entire class of this security were extinguished.

The security was suspended by the Exchange on July 27, 2009.